Baird, Kurtz & Dobson
                            City Center Square
                       1100 Main Street, Suite 2700
                        Kansas City, MO 64105-2112
                      816-221-6300   Fax 816-221-6380
                                www.bkd.com


                         Independent Accountant' Report



To the Board of Directors of
UMB Scout Balanced Fund, Inc.
     and
the Securities and Exchange Commission:

RE:  UMB Scout Balanced Fund, Inc.
       Form N-17f-2
       File Number 811-7323


     We have examined management's assertion about UMB SCOUT BALANCED FUND, INC.'s (the "Company's") compliance with the requirements of subsections (b) and
(c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of December 31, 2000, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2000, with respect to securities of UMB SCOUT BALANCED FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT BALANCED FUND, INC. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2000 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT BALANCED FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.







Baird, Kurtz & Dobson
Kansas City, Missouri
March 16, 2001

Member of
Moores
Rowland
International

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
------------------------------------------------------------------------------------------------------------------------------------

1. Investment Company Act File Number:                                                          Date examination completed:

     811-7323                                                                                   December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

2. State Identification Number:
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------

AL   *                  AK  01 01975         AZ   S-0047437-QUAL        AR   95-M0973-01       CA 309-0435          CO  IC-96-11-035
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------

CT   214190             DE   8679            DC                         FL                     GA   SC-1503         HI   *
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------

ID   48840              IL   46939           IN   95-0552-IC            IA   I-35040           KS 96S0001317        KY   M34790

----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------

LA   71874              ME   0-6826          MD   SM980020              MA   989285            MI   227112          MN   R-38561.1
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------

MS   MF-98-01-007       MO   1995-00972      MT   33980                 NE   30114             NV   *               NH   *
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------

NJ                      NM   316770          NY   S 27 53 18            NC   *                 ND   U 556           OH   22698
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------

OK   SE-2018982         OR   1998-0080       PA 95-10-030MF             RI   *                 SC   MF11224         SD   12178
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------

TN   RM00-2592          TX   C 48752         UT   006-6364-13           VT   1/16/98-20        VA   2611            WA   60018053-e
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------

WV   MF-24124           WI   341391-03       WY   20512                 PUERTO RICO
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------
----------------------- -------------------- -------------------------- ---------------------- -------------------- ----------------
Other (specify):

     *Indicates   Fund  is   registered  in  state  but  state  does  not  issue
     identification   numbers   Securities  in  the  UMB  Scout  Funds  Combined
     Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Capital
     Preservation Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Regional
     Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund,  Worldwide
     Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
     UMB Scout Balanced Fund, Inc.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

4. Address of principal executive office: (number, street, city, state, zipcode)
     700 Karnes Boulevard, BMA Tower, Kansas City, Missouri  64108
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                           Baird, Kurtz & Dobson
                            City Center Square
                       1100 Main Street, Suite 2700
                        Kansas City, MO 64105-2112
                      816-221-6300   Fax 816-221-6380
                                www.bkd.com


                         Independent Accountant' Report



To the Board of Directors of
UMB Scout Bond Fund, Inc.
     and
the Securities and Exchange Commission:

RE:    UMB Scout Bond Fund, Inc.
       Form N-17f-2
       File Number 811-3558


     We have examined management's assertion about UMB SCOUT BOND FUND, INC.'s (the "Company's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of December 31, 2000, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2000, with respect to securities of UMB SCOUT BOND FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT BOND FUND, INC. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2000 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management UMB SCOUT BOND FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.







Baird, Kurtz & Dobson
Kansas City, Missouri
March 16, 2001

Member of
Moores
Rowland
International

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
------------------------------------------------------------------------------------------------------------------------------------

1. Investment Company Act File Number:                                                  Date examination completed:

     811-3558                                                                           December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
------------------------- -------------------- ------------------------- -------------------- ------------------ -------------------
AL   *                    AK   01 01976        AZ   S-0033492-QUAL       AR   85-MO995-01     CA   504-5891      CO   IC-91-02-933
------------------------- -------------------- ------------------------- -------------------- ------------------ -------------------
------------------------- -------------------- ------------------------- -------------------- ------------------ -------------------

CT   214191               DE   8680            DC                        FL                   GA   SC-1504       HI   *
------------------------- -------------------- ------------------------- -------------------- ------------------ -------------------
------------------------- -------------------- ------------------------- -------------------- ------------------ -------------------

ID   48841                IL   47215           IN   85-0449 IC           IA   I-19076         KS   83S0000725    KY   M34790
------------------------- -------------------- ------------------------- -------------------- ------------------ -------------------
------------------------- -------------------- ------------------------- -------------------- ------------------ -------------------

LA   71874                ME   0-6827          MD   SM980019             MA   989277          MI   227117        MN   R-28089.1
------------------------- -------------------- ------------------------- -------------------- ------------------ -------------------
------------------------- -------------------- ------------------------- -------------------- ------------------ -------------------

MS   MF-98-01-006         MO   Q-MT-1289       MT   9201                 NE   11,060          NV   *             NH   *
------------------------- -------------------- ------------------------- -------------------- ------------------ -------------------
------------------------- -------------------- ------------------------- -------------------- ------------------ -------------------

NJ                        NM   316771          NY   S 27 53 22           NC   *               ND   U557          OH   22698
------------------------- -------------------- ------------------------- -------------------- ------------------ -------------------
------------------------- -------------------- ------------------------- -------------------- ------------------ -------------------

OK   SE-2018983           OR   1998-0080       PA   87-08-114MF          RI   *               SC   MF11225       SD   10195
------------------------- -------------------- ------------------------- -------------------- ------------------ -------------------
------------------------- -------------------- ------------------------- -------------------- ------------------ -------------------

TN   RM00-2593            TX   C 39434         UT   006-6364-13          VT   1/16/98-21      VA   2610          WA   60019819-e
------------------------- -------------------- ------------------------- -------------------- ------------------ -------------------
------------------------- -------------------- ------------------------- -------------------- ------------------ -------------------

WV   MF-24125             WI   341390-03       WY   20517                PUERTO RICO
------------------------- -------------------- ------------------------- -------------------- ------------------ -------------------
------------------------------------------------------------------------------------------------------------------------------------

     Other(specify):

     *Indicates   Fund  is   registered  in  state  but  state  does  not  issue
     identification   numbers   Securities  in  the  UMB  Scout  Funds  Combined
     Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Capital
     Preservation Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Regional
     Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund,  Worldwide
     Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
     UMB Scout Bond Fund, Inc.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

4. Address of principal executive office: (number, street, city, state, zipcode)
     700 Karnes Boulevard, BMA Tower, Kansas City, Missouri  64108
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

     This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                           Baird, Kurtz & Dobson
                            City Center Square
                       1100 Main Street, Suite 2700
                        Kansas City, MO 64105-2112
                      816-221-6300   Fax 816-221-6380
                                www.bkd.com


                         Independent Accountant' Report



To the Board of Directors of
UMB Scout Capital Preservation Fund, Inc.
     and
the Securities and Exchange Commission:

RE:  UMB Scout Capital Preservation Fund, Inc.
       Form N-17f-2
       File Number 811-08511


     We have examined management's assertion about UMB SCOUT CAPITAL PRESERVATION FUND, INC.'s (the "Company's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of December 31, 2000, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2000, with respect to securities of about UMB SCOUT CAPITAL PRESERVATION FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that about UMB SCOUT CAPITAL PRESERVATION FUND, INC. was in compliance with the requirements of subsections
(b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2000 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of about UMB SCOUT CAPITAL PRESERVATION FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.







Baird, Kurtz & Dobson
Kansas City, Missouri
March 16, 2001

Member of
Moores
Rowland
International

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
------------------------------------------------------------------------------------------------------------------------------------

1. Investment Company Act File Number:                                                           Date examination completed:

     811-08511                                                                                   December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

2. State Identification Number:
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------
AL   *                  AK   00 02947          AZ   S-0057440-QUAL       AR   98-M0144-01     CA   *             CO   IC-98-14-096
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

CT   214192             DE   8692              DC                        FL                   GA   56-003044     HI   *
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

ID   49022              IL   004456            IN   98-0154IC            IA   I-40771         KS   98S0000983    KY   M34790
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

LA   71874              ME   0-9746            MD   SM980388             MA   989278          MI   227380        MN   R-40432.1
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

MS   MF-98-02-110       MO   1998-00212        MT   38632                NE   35013           NV   *             NH   *
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

NJ                      NM   301844            NY   S 28 21 76           NC   7539            ND   U943          OH   22698
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

OK   SE-2011905         OR   1998-0080         PA   98-02-045MF          RI   *               SC   MF11349       SD   14240
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

TN   RM00-2594          TX   C 55304           UT   006-6364-13          VT   2/11/98-02      VA   2629          WA   C-58245-e
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

WV   MF-24532           WI   344040-03         WY   20815                PUERTO RICO
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

Other (specify):

     *Indicates   Fund  is   registered  in  state  but  state  does  not  issue
     identification   numbers   Securities  in  the  UMB  Scout  Funds  Combined
     Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Capital
     Preservation Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Regional
     Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund,  Worldwide
     Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
     UMB Scout Capital Preservation Fund, Inc.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

4. Address of principal executive office: (number, street, city, state, zipcode)
     700 Karnes Blvd, BMA Tower, Kansas City, Missouri  64108
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                           Baird, Kurtz & Dobson
                            City Center Square
                       1100 Main Street, Suite 2700
                        Kansas City, MO 64105-2112
                      816-221-6300   Fax 816-221-6380
                                www.bkd.com


                         Independent Accountant' Report



To the Board of Directors of
UMB Scout Money Market Fund, Inc. - Federal Portfolio
     and
the Securities and Exchange Commission:

RE:  UMB Scout Money Market Fund, Inc. - Federal Portfolio
       Form N-17f-2
       File Number 811-3528


     We have examined management's assertion about UMB SCOUT MONEY MARKET FUND, INC. - FEDERAL PORTFOLIO's (the "Company's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of December 31, 2000, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2000, with respect to securities of UMB SCOUT MONEY MARKET FUND, INC. - FEDERAL PORTFOLIO, without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT MONEY MARKET FUND, INC. - FEDERAL PORTFOLIO was in compliance with the requirements of subsections
(b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2000 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT MONEY MARKET FUND, INC. - FEDERAL PORTFOLIO and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.







Baird, Kurtz & Dobson
Kansas City, Missouri
March 16, 2001

Member of
Moores
Rowland
International

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
------------------------------------------------------------------------------------------------------------------------------------

1. Investment Company Act File Number:                                                           Date examination completed:

     811-3528                                                                                    December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

2. State Identification Number:

------------------------------------------------------------------------------------------------------------------------------------
----------------------- ------------------- -------------------------- -------------------- -------------------- -------------------
AL   *                  AK   01 01977       AZ   S-0033494-QUAL        AR   85-M1012-02     CA   504-5889        CO   IC-91-02-935
----------------------- ------------------- -------------------------- -------------------- -------------------- -------------------
----------------------- ------------------- -------------------------- -------------------- -------------------- -------------------

CT   214194             DE   5513           DC                         FL                   GA   SC-1505         HI   *
----------------------- ------------------- -------------------------- -------------------- -------------------- -------------------
----------------------- ------------------- -------------------------- -------------------- -------------------- -------------------

ID   48842              IL   47216          IN   85-0335IC             IA   I-26312         KS   83S0000723      KY   M34790
----------------------- ------------------- -------------------------- -------------------- -------------------- -------------------
----------------------- ------------------- -------------------------- -------------------- -------------------- -------------------

LA   71874              ME   0-6828         MD   SM980023              MA   989279          MI   227116          MN   R-28088.1
----------------------- ------------------- -------------------------- -------------------- -------------------- -------------------
----------------------- ------------------- -------------------------- -------------------- -------------------- -------------------

MS   MF-98-01-003       MO   Q-MT-1282      MT   9203                  NE   22,646          NV   *               NH   *
----------------------- ------------------- -------------------------- -------------------- -------------------- -------------------
----------------------- ------------------- -------------------------- -------------------- -------------------- -------------------

NJ                      NM   316772         NY   *                     NC   *               ND   U558            OH   22698
----------------------- ------------------- -------------------------- -------------------- -------------------- -------------------
----------------------- ------------------- -------------------------- -------------------- -------------------- -------------------

OK   SE-2018984         OR   1998-0080      PA   87-08-113MF           RI   *               SC   MF11226         SD   10198
----------------------- ------------------- -------------------------- -------------------- -------------------- -------------------
----------------------- ------------------- -------------------------- -------------------- -------------------- -------------------

TN   RM00-2595          TX   C 39436        UT   006-6364-13           VT   1/16/98-19      VA   2609            WA   60019820-e
----------------------- ------------------- -------------------------- -------------------- -------------------- -------------------
----------------------- ------------------- -------------------------- -------------------- -------------------- -------------------

WV   MF-24126           WI   341389-03      WY   20516                 PUERTO RICO
----------------------- ------------------- -------------------------- -------------------- -------------------- -------------------
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):

     *Indicates   Fund  is   registered  in  state  but  state  does  not  issue
     identification   numbers   Securities  in  the  UMB  Scout  Funds  Combined
     Prospectus included on one Notice Filing (Balanced Fund, Bond Fund, Capital
     Preservation Fund, Kansas Tax-Exempt Bond Fund, Money Market Fund, Regional
     Fund, Stock Fund, Stock Select Fund, Tax-Free Money Market Fund,  Worldwide
     Fund, Worldwide Select Fund, Technology Fund, Equity Index Fund)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
     UMB Scout Money Market Fund, Inc. - Federal Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

4. Address of principal executive office: (number, street, city, state, zipcode)
     700 Karnes Blvd, BMA Tower, Kansas City, Missouri  64108
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                           Baird, Kurtz & Dobson
                            City Center Square
                       1100 Main Street, Suite 2700
                        Kansas City, MO 64105-2112
                      816-221-6300   Fax 816-221-6380
                                www.bkd.com


                         Independent Accountant' Report



To the Board of Directors of
UMB Scout Money Market Fund, Inc. - Prime Portfolio
     and
the Securities and Exchange Commission:

RE:  UMB Scout Money Market Fund, Inc. - Prime Portfolio
       Form N-17f-2
       File Number 811-3528


     We have examined management's assertion about UMB SCOUT MONEY MARKET FUND, INC. - PRIME PORTFOLIO's (the "Company's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of December 31, 2000, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2000, with respect to securities of UMB SCOUT MONEY MARKET FUND, INC. - PRIME PORTFOLIO, without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT MONEY MARKET FUND, INC. - PRIME PORTFOLIO was in compliance with the requirements of subsections
(b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2000 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT MONEY MARKET FUND, INC. - PRIME PORTFOLIO and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.







Baird, Kurtz & Dobson
Kansas City, Missouri
March 16, 2001

Member of
Moores
Rowland
International

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
------------------------------------------------------------------------------------------------------------------------------------

1. Investment Company Act File Number:                                                           Date examination completed:

     811-3528                                                                                    December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
------------------------- -------------------- ------------------------ ---------------------- ------------------ ------------------
 AL   *                   AK   0101978         AZ   S-0033495-QUAL      AR     85-M1012-01     CA   504-5889      CO   IC-91-02-935
------------------------- -------------------- ------------------------ ---------------------- ------------------ ------------------
------------------------- -------------------- ------------------------ ---------------------- ------------------ ------------------

 CT   214193              DE   5514            DC                       FL                     GA   SC-1505       HI   *
------------------------- -------------------- ------------------------ ---------------------- ------------------ ------------------
------------------------- -------------------- ------------------------ ---------------------- ------------------ ------------------

 ID   48843               IL   47216           IN   85-0335IC           IA     I-26311         KS   98S0001427    KY   M34790
------------------------- -------------------- ------------------------ ---------------------- ------------------ ------------------
------------------------- -------------------- ------------------------ ---------------------- ------------------ ------------------

 LA   71874               ME   0-6829          MD   SM980022            MA   989280            MI   227110        MN   R-28088.1
------------------------- -------------------- ------------------------ ---------------------- ------------------ ------------------
------------------------- -------------------- ------------------------ ---------------------- ------------------ ------------------

 MS   MF-98-01-008        MO   Q-MT-1282       MT   33721               NE     11,062          NV   *             NH   *
------------------------- -------------------- ------------------------ ---------------------- ------------------ ------------------
------------------------- -------------------- ------------------------ ---------------------- ------------------ ------------------

 NJ                       NM   316773          NY   S275320             NC   *                 ND   U559          OH   22698
------------------------- -------------------- ------------------------ ---------------------- ------------------ ------------------
------------------------- -------------------- ------------------------ ---------------------- ------------------ ------------------

 OK   SE-2018985          OR   1998-0080       PA   87-08-113MF         RI   *                 SC   MF11227       SD   10199
------------------------- -------------------- ------------------------ ---------------------- ------------------ ------------------
------------------------- -------------------- ------------------------ ---------------------- ------------------ ------------------

 TN   RM00-2595           TX   C 39437         UT   006-6364-13         VT   1/16/98-18        VA   2609          WA   60019821-e
------------------------- -------------------- ------------------------ ---------------------- ------------------ ------------------
------------------------- -------------------- ------------------------ ---------------------- ------------------ ------------------

 WV   MF-24127            WI   341388-03       WY   20516               PUERTO RICO
------------------------- -------------------- ------------------------ ---------------------- ------------------ ------------------
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):

*Indicates  Fund is registered in state but state does not issue  identification numbers  Securities in the UMB Scout Funds Combined  Prospectus  included on one
Notice Filing  (Balanced  Fund, Bond Fund,  Capital  Preservation  Fund,  Kansas
Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select
Fund,  Tax-Free  Money  Market  Fund,  Worldwide  Fund,  Worldwide  Select Fund,
Technology Fund, Equity Index Fund)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:  UMB
Scout Money Market Fund, Inc. - Prime Portfolio
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
4. Address of principal  executive  office:  (number,  street,  city, state, zip code) 700 Karnes Boulevard, BMA Tower, Kansas City, Missouri 64108
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                           Baird, Kurtz & Dobson
                            City Center Square
                       1100 Main Street, Suite 2700
                        Kansas City, MO 64105-2112
                      816-221-6300   Fax 816-221-6380
                                www.bkd.com


                         Independent Accountant' Report



To the Board of Directors of
UMB Scout Regional Fund, Inc.
     and
the Securities and Exchange Commission:

RE:  UMB Scout Regional Fund, Inc.
       Form N-17f-2
       File Number 811-4860


     We have examined management's assertion about UMB SCOUT REGIONAL FUND, INC.'s (the "Company's") compliance with the requirements of subsections (b) and
(c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of December 31, 2000, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2000, with respect to securities of UMB SCOUT REGIONAL FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT REGIONAL FUND, INC. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2000 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT REGIONAL FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.







Baird, Kurtz & Dobson
Kansas City, Missouri
March 16, 2001

Member of
Moores
Rowland
International

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
------------------------------------------------------------------------------------------------------------------------------------

1. Investment Company Act File Number:                                                       Date examination completed:

     811-4860                                                                                December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------
AL   *                  AK   01 01979          AZ   S-0033493-QUAL       AR   93-MO515-01     CA   505-5204      CO   IC-92-03-564
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

CT   214195             DE   8681              DC                        FL                   GA   SC-1500       HI   *
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

ID   48844              IL   45885             IN   91-0446 IC           IA   I-26193         KS   87S0001009    KY   M34790
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

LA   71874              ME   0-6830            MD   SM980021             MA   989281          MI   227113        MN   R-35201.1
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

MS   MF-98-01-001       MO   203294            MT   28405                NE   22,604          NV   *             NH   *
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

NJ                      NM   316774            NY     S 27 53 23         NC   *               ND   U560          OH   22698
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

OK   SE-2018986         OR   1998-0080         PA   91-08-012MF          RI   *               SC   MF11228       SD   9889
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

TN   RM00-2597          TX   C 39435           UT   006-6364-13          VT   1/16/98-23      VA   2615          WA   60019806-e
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

WV   MF-24145           WI   341392-03         WY   20514                PUERTO RICO
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):

*Indicates  Fund is registered in state but state does not issue  identification numbers  Securities in the UMB Scout Funds Combined  Prospectus  included on one
Notice Filing  (Balanced  Fund, Bond Fund,  Capital  Preservation  Fund,  Kansas
Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select
Fund,  Tax-Free  Money  Market  Fund,  Worldwide  Fund,  Worldwide  Select Fund,
Technology Fund, Equity Index Fund)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
     UMB Scout Regional Fund, Inc.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

4. Address of principal executive office: (number, street, city, state, zipcode)
     700 Karnes Boulevard, BMA Tower, Kansas City, Missouri  64108
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                           Baird, Kurtz & Dobson
                            City Center Square
                       1100 Main Street, Suite 2700
                        Kansas City, MO 64105-2112
                      816-221-6300   Fax 816-221-6380
                                www.bkd.com


                         Independent Accountant' Report


l
To the Board of Directors of
UMB Scout Stock Fund, Inc.
     and
the Securities and Exchange Commission:

RE:  UMB Scout Stock Fund, Inc.
       Form N-17f-2
       File Number 811-3557


     We have examined management's assertion about UMB SCOUT STOCK FUND, INC.'s (the "Company's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of December 31, 2000, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2000, with respect to securities of UMB SCOUT STOCK FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT STOCK FUND, INC. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2000 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT STOCK FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.







Baird, Kurtz & Dobson
Kansas City, Missouri
March 16, 2001

Member of
Moores
Rowland
International

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
------------------------------------------------------------------------------------------------------------------------------------

1. Investment Company Act File Number:                                                      Date examination completed:

     811-3557                                                                                December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
------------------------- ------------------- ------------------------- --------------------- ------------------- ------------------
AL   *                    AK   01 01980       AZ   S-0033496-QUAL       AR   85-M1011-01      CA   504-5890       CO   IC-91-02-936
------------------------- ------------------- ------------------------- --------------------- ------------------- ------------------
------------------------- ------------------- ------------------------- --------------------- ------------------- ------------------

CT   214196               DE   8682           DC                        FL                    GA   SC-1501        HI   *
------------------------- ------------------- ------------------------- --------------------- ------------------- ------------------
------------------------- ------------------- ------------------------- --------------------- ------------------- ------------------

ID   48845                IL   47217          IN   85-0334 IC           IA   I-19089          KS   83S0000724     KY    M34790
------------------------- ------------------- ------------------------- --------------------- ------------------- ------------------
------------------------- ------------------- ------------------------- --------------------- ------------------- ------------------

LA   71874                ME   0-6831         MD   SM980017             MA   989282           MI   227111         MN   R-28087.1
------------------------- ------------------- ------------------------- --------------------- ------------------- ------------------
------------------------- ------------------- ------------------------- --------------------- ------------------- ------------------

MS   MF-98-01-005         MO   Q-MT-1290      MT   9204                 NE   11,064           NV   *              NH   *
------------------------- ------------------- ------------------------- --------------------- ------------------- ------------------
------------------------- ------------------- ------------------------- --------------------- ------------------- ------------------

NJ                        NM   316775         NY   S 27 53 17           NC   *                ND   U561           OH   22698
------------------------- ------------------- ------------------------- --------------------- ------------------- ------------------
------------------------- ------------------- ------------------------- --------------------- ------------------- ------------------

OK   SE-2018987           OR   1998-0080      PA   87-08-112MF          RI   *                SC   MF11218        SD 10196
------------------------- ------------------- ------------------------- --------------------- ------------------- ------------------
------------------------- ------------------- ------------------------- --------------------- ------------------- ------------------

TN   RM00-2598            TX   C 39438        UT   006-6364-13          VT   1/16/98-22       VA   2614           WA   60019807-e
------------------------- ------------------- ------------------------- --------------------- ------------------- ------------------
------------------------- ------------------- ------------------------- --------------------- ------------------- ------------------

WV   MF-24121             WI   341393-03      WY   20518                PUERTO RICO
------------------------- ------------------- ------------------------- --------------------- ------------------- ------------------
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):

*Indicates  Fund is registered in state but state does not issue  identification numbers  Securities in the UMB Scout Funds Combined  Prospectus  included on one
Notice Filing  (Balanced  Fund, Bond Fund,  Capital  Preservation  Fund,  Kansas
Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select
Fund,  Tax-Free  Money  Market  Fund,  Worldwide  Fund,  Worldwide  Select Fund,
Technology Fund, Equity Index Fund)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
     UMB Scout Stock Fund, Inc.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

4. Address of principal executive office: (number, street, city, state, zipcode)
     700 Karnes Boulevard, BMA Tower, Kansas City, Missouri  64108
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                           Baird, Kurtz & Dobson
                            City Center Square
                       1100 Main Street, Suite 2700
                        Kansas City, MO 64105-2112
                      816-221-6300   Fax 816-221-6380
                                www.bkd.com


                         Independent Accountant' Report



To the Board of Directors of UMB Scout Tax-Free Money Market Fund, Inc.
     and
the Securities and Exchange Commission:

RE:  UMB Scout Tax-Free Money Market Fund, Inc.
       Form N-17f-2
       File Number 811-3556


     We have examined management's assertion about UMB SCOUT TAX-FREE MONEY MARKET FUND, INC.'s (the "Company's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of December 31, 2000, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2000, with respect to securities of UMB SCOUT TAX-FREE MONEY MARKET FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT TAX-FREE MONEY MARKET FUND, INC. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2000 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT TAX-FREE MONEY MARKET FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.







Baird, Kurtz & Dobson
Kansas City, Missouri
March 16, 2001

Member of
Moores
Rowland
International

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
------------------------------------------------------------------------------------------------------------------------------------

1. Investment Company Act File Number:                                                      Date examination completed:

     811-3556                                                                               December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------

2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
------------------------- ---------------------- ------------------------ -------------------- ----------------- -------------------
AL   *                    AK   01 01981          AZ S-0033497-QUAL        AR   87-M0202-01     CA 504-5892       CO   IC-91-02-934
------------------------- ---------------------- ------------------------ -------------------- ----------------- -------------------
------------------------- ---------------------- ------------------------ -------------------- ----------------- -------------------

CT   214197               DE   8683              DC                       FL                   GA   SC-1506      HI   *
------------------------- ---------------------- ------------------------ -------------------- ----------------- -------------------
------------------------- ---------------------- ------------------------ -------------------- ----------------- -------------------

ID   48846                IL   47,218            IN 85-0448 IC            IA   I-19077         KS 86S0000282     KY   M34790
------------------------- ---------------------- ------------------------ -------------------- ----------------- -------------------
------------------------- ---------------------- ------------------------ -------------------- ----------------- -------------------

LA   71874                ME   0-6832            MD   SM980024            MA   989283          MI   227115       MN   R-28108.1
------------------------- ---------------------- ------------------------ -------------------- ----------------- -------------------
------------------------- ---------------------- ------------------------ -------------------- ----------------- -------------------

MS   MF-98-01-004         MO Q-MT-1298           MT   9202                NE   11,066          NV   *            NH   *
------------------------- ---------------------- ------------------------ -------------------- ----------------- -------------------
------------------------- ---------------------- ------------------------ -------------------- ----------------- -------------------

NJ                        NM   316776            NY     S 27 53 19        NC   *               ND   U562         OH   22698
------------------------- ---------------------- ------------------------ -------------------- ----------------- -------------------
------------------------- ---------------------- ------------------------ -------------------- ----------------- -------------------

OK   SE-2018988           OR   1998-0080         PA 87-08-115MF           RI   *               SC   MF11219      SD   10197
------------------------- ---------------------- ------------------------ -------------------- ----------------- -------------------
------------------------- ---------------------- ------------------------ -------------------- ----------------- -------------------

TN RM00-2599              TX C 39439             UT   006-6364-13         VT   1/16/98-24      VA   2613         WA   60019805-e
------------------------- ---------------------- ------------------------ -------------------- ----------------- -------------------
------------------------- ---------------------- ------------------------ -------------------- ----------------- -------------------

WV   MF-24122             WI   341395-03         WY   20515               PUERTO RICO
------------------------- ---------------------- ------------------------ -------------------- ----------------- -------------------
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):

*Indicates  Fund is registered in state but state does not issue  identification numbers  Securities in the UMB Scout Funds Combined  Prospectus  included on one
Notice Filing  (Balanced  Fund, Bond Fund,  Capital  Preservation  Fund,  Kansas
Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select
Fund,  Tax-Free  Money  Market  Fund,  Worldwide  Fund,  Worldwide  Select Fund,
Technology Fund, Equity Index Fund)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
     UMB Scout Tax-Free Money Market Fund, Inc.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

4. Address of principal executive office: (number, street, city, state, zipcode)
     700 Karnes Boulevard, BMA Tower, Kansas City, Missouri  64108
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company
1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                           Baird, Kurtz & Dobson
                            City Center Square
                       1100 Main Street, Suite 2700
                        Kansas City, MO 64105-2112
                      816-221-6300   Fax 816-221-6380
                                www.bkd.com


                         Independent Accountant' Report



To the Board of Directors of
UMB Scout Worldwide Fund, Inc.
     and
the Securities and Exchange Commission:

RE:  UMB Scout Worldwide Fund, Inc.
       Form N-17f-2
       File Number 811-7472


     We have examined management's assertion about UMB SCOUT WORLDWIDE FUND, INC.'s (the "Company's") compliance with the requirements of subsections (b) and
(c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of December 31, 2000, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2000, with respect to securities of UMB SCOUT WORLDWIDE FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT WORLDWIDE FUND, INC. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2000 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT WORLDWIDE FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.







Baird, Kurtz & Dobson
Kansas City, Missouri
March 16, 2001

Member of
Moores
Rowland
International

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
------------------------------------------------------------------------------------------------------------------------------------

1. Investment Company Act File Number:                                                              Date examination completed:

          811-7472                                                                                        December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

2. State Identification Number:
------------------------- ------------------- ------------------------- --------------------- ------------------ -------------------
AL   *                    AK   01 01982       AZ   S-0035534-QUAL       AR   93-M0328-01      CA   308-7989      CO   IC-94-06-769
------------------------- ------------------- ------------------------- --------------------- ------------------ -------------------

CT   214198               DE   8684           DC                        FL                    GA   SC-1507       HI   *
------------------------- ------------------- ------------------------- --------------------- ------------------ -------------------

ID   48847                IL   46068          IN   93-0423 IC           IA   I-29840          KS   94S0000015    KY   M34790
------------------------- ------------------- ------------------------- --------------------- ------------------ -------------------

LA   71874                ME   0-6833         MD   SM980018             MA   989284           MI   227114        MN   R-36764.1
------------------------- ------------------- ------------------------- --------------------- ------------------ -------------------

MS   MF-98-01-002         MO   1993-00673     MT   28321                NE   25,994           NV   *             NH   *
------------------------- ------------------- ------------------------- --------------------- ------------------ -------------------

NJ                        NM   316777         NY   S 27 53 21           NC   7489             ND   U563          OH   22698
------------------------- ------------------- ------------------------- --------------------- ------------------ -------------------

OK   SE-2018989           OR   1998-0080      PA   93-07-010MF          RI   *                SC   MF11220       SD   10597
------------------------- ------------------- ------------------------- --------------------- ------------------ -------------------

TN   RM00-2600            TX   C 42953        UT   006-6364-13          VT   1/16/98-25       VA   2612          WA   60019803-e
------------------------- ------------------- ------------------------- --------------------- ------------------ -------------------

WV   MF-24123             WI   341394-03      WY   20513                PUERTO RICO  S-19806
------------------------- ------------------- ------------------------- ---------------------------------------- -------------------

Other (specify):

*Indicates  Fund is registered in state but state does not issue  identification numbers  Securities in the UMB Scout Funds Combined  Prospectus  included on one
Notice Filing  (Balanced  Fund, Bond Fund,  Capital  Preservation  Fund,  Kansas
Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select
Fund,  Tax-Free  Money  Market  Fund,  Worldwide  Fund,  Worldwide  Select Fund,
Technology Fund, Equity Index Fund)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
     UMB Scout Worldwide Fund, Inc.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

4. Address of principal executive office: (number, street, city, state, zipcode)
     700 Karnes Boulevard, BMA Tower, Kansas City, Missouri  64108
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                           Baird, Kurtz & Dobson
                            City Center Square
                       1100 Main Street, Suite 2700
                        Kansas City, MO 64105-2112
                      816-221-6300   Fax 816-221-6380
                                www.bkd.com


                         Independent Accountant' Report



To the Board of Directors of UMB Scout Kansas Tax-Exempt Bond Fund, Inc.
     and
the Securities and Exchange Commission:

RE:  UMB Scout Kansas Tax-Exempt Bond Fund, Inc.
       Form N-17f-2
       File Number 811-08513


     We have examined management's assertion about UMB SCOUT KANSAS TAX-EXEMPT BOND FUND, INC.'s (the "Company's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of December 31, 2000, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2000, with respect to securities of UMB SCOUT KANSAS TAX-EXEMPT BOND FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT KANSAS TAX-EXEMPT BOND FUND, INC. was in compliance with the requirements of subsections (b) and
(c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2000 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT KANSAS TAX-EXEMPT BOND FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.







Baird, Kurtz & Dobson
Kansas City, Missouri
March 16, 2001

Member of
Moores
Rowland
International

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
------------------------------------------------------------------------------------------------------------------------------------

1. Investment Company Act File Number:                                                           Date examination completed:

     811-08513                                                                                   December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

2. State Identification Number:
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------
AL                      AK                     AZ                        AR                   CA                 CO
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

CT                      DE                     DC                        FL                   GA                 HI
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

ID                      IL                     IN                        IA                   KS   98S0000990    KY   M34790
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

LA   71874              ME                     MD                        MA                   MI                 MN
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

MS                      MO   1998-00198        MT                        NE                   NV                 NH   *
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

NJ                      NM                     NY                        NC                   ND                 OH   22698
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

OK                      OR   1998-0080         PA                        RI                   SC                 SD
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

TN                      TX                     UT   006-6364-13          VT                   VA                 WA
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

WV                      WI                     WY                        PUERTO RICO
----------------------- ---------------------- ------------------------- -------------------- ------------------ -------------------

Other (specify):

*Indicates  Fund is registered in state but state does not issue  identification numbers  Securities in the UMB Scout Funds Combined  Prospectus  included on one
Notice Filing  (Balanced  Fund, Bond Fund,  Capital  Preservation  Fund,  Kansas
Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select
Fund,  Tax-Free  Money  Market  Fund,  Worldwide  Fund,  Worldwide  Select Fund,
Technology Fund, Equity Index Fund)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
     UMB Scout Kansas Tax-Exempt Bond Fund, Inc.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

4. Address of principal executive office: (number, street, city, state, zipcode)
     700 Karnes Blvd, BMA Tower, Kansas City, Missouri  64108
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                           Baird, Kurtz & Dobson
                            City Center Square
                       1100 Main Street, Suite 2700
                        Kansas City, MO 64105-2112
                      816-221-6300   Fax 816-221-6380
                                www.bkd.com


                         Independent Accountant' Report



To the Board of Directors of
UMB Scout Worldwide Select Fund, Inc.
     and
the Securities and Exchange Commission:

RE:  UMB Scout Worldwide Select Fund, Inc.
       Form N-17f-2
       File Number 811-7472


     We have examined management's assertion about UMB SCOUT WORLDWIDE SELECT FUND, INC.'s (the "Company's") compliance with the requirements of subsections
(b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of December 31, 2000, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2000, with respect to securities of UMB SCOUT WORLDWIDE SELECT FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT WORLDWIDE SELECT FUND, INC. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2000 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT WORLDWIDE SELECT FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.







Baird, Kurtz & Dobson
Kansas City, Missouri
March 16, 2001

Member of
Moores
Rowland
International

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
------------------------------------------------------------------------------------------------------------------------------------

1. Investment Company Act File Number:                                            Date examination completed:

          811-7472                                                                December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

2. State Identification Number:
------------------------- -------------------- --------------------- --------------------- --------------------- -------------------
AL   *                    AK   99 03459        AZ   S-0062433        AR   93-M0328-02      CA   308-7989         CO   IC-94-06-769
------------------------- -------------------- --------------------- --------------------- --------------------- -------------------

CT   1001461              DE   9072            DC                    FL                    GA   SC-1507          HI   *
------------------------- -------------------- --------------------- --------------------- --------------------- -------------------

ID   50644                IL   46068           IN   93-0423 IC       IA   I-44127          KS 1999S0001139       KY   M34790
------------------------- -------------------- --------------------- --------------------- --------------------- -------------------

LA   71874                ME   0-12621         MD   SM990911         MA   *                MI   230926           MN   R-36764.1
------------------------- -------------------- --------------------- --------------------- --------------------- -------------------

MS   MF-99-04-111         MO   1993-00673      MT   41176            NE   37938            NV   *                NH   *
------------------------- -------------------- --------------------- --------------------- --------------------- -------------------

NJ                        NM   304726          NY   S 28 75 37       NC   7489             ND   Y343             OH   22698
------------------------- -------------------- --------------------- --------------------- --------------------- -------------------

OK   SE-2015220           OR   98-0080         PA   93-07-010MF      RI   *                SC   MF12209          SD   18922
------------------------- -------------------- --------------------- --------------------- --------------------- -------------------

TN   RM00-2600            TX   C 59102         UT   006-6364-13      VT   4/23/99-12       VA   2612             WA   C-61706-0
------------------------- -------------------- --------------------- --------------------- --------------------- -------------------

WV   MF-34890             WI   367263-03       WY   20513            PUERTO RICO  *
------------------------- -------------------- --------------------- ------------------------------------------- -------------------

Other (specify):

*Indicates  Fund is registered in state but state does not issue  identification numbers  Securities in the UMB Scout Funds Combined  Prospectus  included on one
Notice Filing  (Balanced  Fund, Bond Fund,  Capital  Preservation  Fund,  Kansas
Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select
Fund,  Tax-Free  Money  Market  Fund,  Worldwide  Fund,  Worldwide  Select Fund,
Technology Fund, Equity Index Fund)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
     UMB Scout Worldwide Select Fund, Inc.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

4. Address of principal executive office: (number, street, city, state, zipcode)
     700 Karnes Boulevard, BMA Tower, Kansas City, Missouri  64108
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                           Baird, Kurtz & Dobson
                            City Center Square
                       1100 Main Street, Suite 2700
                        Kansas City, MO 64105-2112
                      816-221-6300   Fax 816-221-6380
                                www.bkd.com


                         Independent Accountant' Report



To the Board of Directors of
UMB Scout Stock Select Fund, Inc.
     and
the Securities and Exchange Commission:

RE:  UMB Scout Stock Select Fund, Inc.
       Form N-17f-2
       File Number 811-3557


     We have examined management's assertion about UMB SCOUT STOCK SELECT FUND, INC.'s (the "Company's") compliance with the requirements of subsections (b) and
(c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of December 31, 2000, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2000, with respect to securities of UMB SCOUT STOCK SELECT FUND, INC., without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT STOCK SELECT FUND, INC. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2000 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT STOCK SELECT FUND, INC. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.







Baird, Kurtz & Dobson
Kansas City, Missouri
March 16, 2001

Member of
Moores
Rowland
International

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
------------------------------------------------------------------------------------------------------------------------------------

1. Investment Company Act File Number:                                                      Date examination completed:

     811-3557                                                                                December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

2. State Identification Number:
------------------------------------------------------------------------------------------------------------------------------------
------------------------- -------------------- ----------------------- -------------------- --------------------- ------------------
AL   *                    AK   99 03458        AZ   S-0062432          AR   85-M1011-02     CA   504-5890         CO   IC-91-02-936
------------------------- -------------------- ----------------------- -------------------- --------------------- ------------------
------------------------- -------------------- ----------------------- -------------------- --------------------- ------------------

CT   1001460              DE   9071            DC                      FL                   GA   SC-1501          HI   *
------------------------- -------------------- ----------------------- -------------------- --------------------- ------------------
------------------------- -------------------- ----------------------- -------------------- --------------------- ------------------

ID   50643                IL   47217           IN   85-0334 IC         IA   I-44126         KS 1999S0001138       KY   M34790
------------------------- -------------------- ----------------------- -------------------- --------------------- ------------------
------------------------- -------------------- ----------------------- -------------------- --------------------- ------------------

LA   71874                ME   0-12620         MD   SM990910           MA   *               MI   230925           MN   R-28087.1
------------------------- -------------------- ----------------------- -------------------- --------------------- ------------------
------------------------- -------------------- ----------------------- -------------------- --------------------- ------------------

MS   MF-99-04-110         MO   0002-08313      MT   41175              NE   37937           NV   *                NH   *
------------------------- -------------------- ----------------------- -------------------- --------------------- ------------------
------------------------- -------------------- ----------------------- -------------------- --------------------- ------------------

NJ                        NM   304725          NY   S 28 75 36         NC   *               ND   Y342             OH   22698
------------------------- -------------------- ----------------------- -------------------- --------------------- ------------------
------------------------- -------------------- ----------------------- -------------------- --------------------- ------------------

OK   SE-2015221           OR   98-0080         PA   87-08-112MF        RI   *               SC   MF12210          SD 18921
------------------------- -------------------- ----------------------- -------------------- --------------------- ------------------
------------------------- -------------------- ----------------------- -------------------- --------------------- ------------------

TN   RM00-2598            TX   C59101          UT   006-6364-13        VT   4/23/99-11      VA   2614             WA   C-61707-0
------------------------- -------------------- ----------------------- -------------------- --------------------- ------------------
------------------------- -------------------- ----------------------- -------------------- --------------------- ------------------

WV   MF-34889             WI   367262-03       WY   20518              PUERTO RICO  *
------------------------- -------------------- ----------------------- -------------------- --------------------- ------------------
------------------------------------------------------------------------------------------------------------------------------------

Other (specify):

*Indicates  Fund is registered in state but state does not issue  identification numbers  Securities in the UMB Scout Funds Combined  Prospectus  included on one
Notice Filing  (Balanced  Fund, Bond Fund,  Capital  Preservation  Fund,  Kansas
Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select
Fund,  Tax-Free  Money  Market  Fund,  Worldwide  Fund,  Worldwide  Select Fund,
Technology Fund, Equity Index Fund)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
     UMB Scout Stock Select Fund, Inc.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

4. Address of principal executive office: (number, street, city, state, zipcode)
     700 Karnes Boulevard, BMA Tower, Kansas City, Missouri  64108
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.

                           Baird, Kurtz & Dobson
                            City Center Square
                       1100 Main Street, Suite 2700
                        Kansas City, MO 64105-2112
                      816-221-6300   Fax 816-221-6380
                                www.bkd.com


                         Independent Accountant' Report



To the Board of Directors of
UMB Scout Funds
     and
the Securities and Exchange Commission:

RE:  UMB Scout Funds
       Form N-17f-2
       File Number 811-09813


     We have examined management's assertion about UMB SCOUT FUNDS' (including two series, UMB Scout Technology Fund and UMB Scout Equity Index Fund) (the "Trust's) compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of December 31, 2000, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Trust's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Trust's compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Trust's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2000, with respect to securities of UMB SCOUT FUNDS, without prior notice to management:

o Confirmation of all securities held by the Federal Reserve Bank of Kansas City, The Depository Trust Company, Participants Trust Company and Brown Brothers Harriman & Co. in book entry form;

o Reconciliation of all such securities to the books and records of the Company and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with custodian records.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Trust's compliance with specified requirements.

     In our opinion, management's assertion that UMB SCOUT FUNDS were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2000 with respect to securities reflected in the investment accounts of the Trust is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of UMB SCOUT FUNDS and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.







Baird, Kurtz & Dobson
Kansas City, Missouri
March 16, 2001

Member of
Moores
Rowland
International

                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
------------------------------------------------------------------------------------------------------------------------------------

1. Investment Company Act File Number:                                                           Date examination completed:

     811-09813                                                                                   December 31, 2000
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

2. State Identification Number:
----------------------- -------------------- ---------------------- -------------------- --------------------- ---------------------
AL   *                  AK   0003932         AZ   67046             AR   00-M0325-02     CA   *                CO   IC2000-18-580
----------------------- -------------------- ---------------------- -------------------- --------------------- ---------------------

CT   1007102            DE   *               DC                     FL                   GA   SC-40734         HI   *
----------------------- -------------------- ---------------------- -------------------- --------------------- ---------------------

ID   52168              IL   0045370         IN   00-0346IC         IA   I-46969         KS   2000S0001252     KY   M38731
----------------------- -------------------- ---------------------- -------------------- --------------------- ---------------------

LA   67353              ME   MFO-12422       MD   SM20000900        MA   *               MI   233313           MN   R-42778.1
----------------------- -------------------- ---------------------- -------------------- --------------------- ---------------------

MS   MF-00-03-312       MO   *               MT   43388             NE   *               NV   *                NH   *
----------------------- -------------------- ---------------------- -------------------- --------------------- ---------------------

NJ                      NM   304415          NY   *                 NC   *               ND   AB354            OH   *
----------------------- -------------------- ---------------------- -------------------- --------------------- ---------------------

OK   SE-2014943         OR   *               PA   00-03-120MF       RI   *               SC   12955            SD   21867
----------------------- -------------------- ---------------------- -------------------- --------------------- ---------------------

TN   RM00-2596          TX   C62241          UT   0067267-50        VT   3/31/00-06      VA   2894             WA   C-64715-e
----------------------- -------------------- ---------------------- -------------------- --------------------- ---------------------

WV   MF37974            WI   386358-03       WY   21645             PUERTO RICO   S-22921
----------------------- -------------------- ---------------------- ------------------------------------------ ---------------------

Other (specify):

*Indicates  Fund is registered in state but state does not issue  identification numbers  Securities in the UMB Scout Funds Combined  Prospectus  included on one
Notice Filing  (Balanced  Fund, Bond Fund,  Capital  Preservation  Fund,  Kansas
Tax-Exempt Bond Fund, Money Market Fund, Regional Fund, Stock Fund, Stock Select
Fund,  Tax-Free  Money  Market  Fund,  Worldwide  Fund,  Worldwide  Select Fund,
Technology Fund, Equity Index Fund)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

3. Exact name of investment company as specified in registration statement:
     UMB Scout Funds
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

4. Address of principal executive office: (number, street, city, state, zipcode)
     700 Karnes Blvd, BMA Tower, Kansas City, Missouri  64108
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.